Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX RECEIVES NYSE AMEX STAFF DETERMINATION

IRVINE, CA (August 21, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) reported that it has received a delisting notification from the NYSE Amex LLC indicating that it has not accepted the Company’s plan to regain compliance with the Exchange’s continued listing standards, as submitted by the Company in June. Specifically, the notice indicated that the Company is not in compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the NYSE Amex Company Guide regarding stockholders’ equity and losses from continuing operations and/or net losses; and Section 1003(a)(iv) of the Company Guide in that its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the company will be able to continue operations and/or meet its obligations as they mature.

The Company plans to appeal this determination and request a hearing before a listing qualifications panel. Such a hearing is anticipated to be scheduled within 45 days of the hearing request. During the appeals process, the Company expects that its common stock will remain listed on the Exchange.

There can be no assurance that the listing qualifications panel will grant the Company’s request for continued listing of its common stock. In the event that the Company’s common stock is delisted from the Exchange, the Company believes that its common stock will be eligible to trade or be quoted on alternative markets, such as the Over the Counter Bulletin Board or the Pink OTC Markets, Inc. (commonly referred to as the “pink sheets”).

Currently patient enrollment is underway in Cortex’s clinical trial of CX1739 in patients with moderate to severe sleep apnea. This pilot study in patients was undertaken based on research by Dr. John Greer at the University of Alberta. Chronic sleep apnea can lead to serious long-term consequences such as cardiovascular disease, stroke and diabetes. Also, recent studies with Cortex’s High Impact AMPAKINE molecules in animal studies demonstrated that CX1837 produced marked increases in the rate and extent of recovery of motor function following brain damage induced by a stroke in mice. In another study, CX929 exhibited a mood stabilizing effect in mice, suggesting the potential for treating bipolar disorder. The Company currently has two compounds in clinical development: CX1739, which is targeted for sleep apnea and ADHD, and intravenous CX717 for treatment of drug-induced respiratory depression.

Cortex is also actively engaged in on-going discussions related to strategic alternatives, including licensing, partnering and M&A opportunities. At some time in the future, Cortex may also seek to raise additional capital through the sale of debt or equity. There can be no assurance that any of these aforementioned discussions will result in a transaction.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning Cortex’s continued listing of its common stock on the NYSE Amex Equities Market and its strategic development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on Cortex’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that Cortex may not generate sufficient cash from operations and from external financing to continue as a going concern; that Cortex may not be successful in securing any licensing, partnering or M&A arrangements; that Cortex’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from its patent applications; that competitors may challenge or design around Cortex’s patents or develop competing technologies; that Cortex may have insufficient resources to undertake proposed clinical studies; that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete; and that Cortex may not be able to meet the continued listing requirements of the NYSE Amex. As discussed in Cortex’s Securities and Exchange Commission filings, its proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. Cortex undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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